Exhibit 99.1

ACETO Corporation 4 Tri Harbor Court Port Washington, New York 11050

“Sourcing and Supplying Quality Products Worldwide”	NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO Reports Fiscal 2017 Second Quarter Results

Management to Host Conference Call on February 3, 2017 at 9:00 a.m. ET

PORT WASHINGTON, N.Y., February 2, 2017 — ACETO Corporation (Nasdaq: ACET), an international company engaged in the development, marketing, sale and distribution of Human Health products, Pharmaceutical Ingredients and Performance Chemicals, announced today financial results for the second quarter of Fiscal 2017 ended December 31, 2016.

Second Quarter Fiscal 2017 versus Second Quarter Fiscal 2016

•	Net sales of $125.6 million versus $131.7 million, a 4.6% decrease
•	Gross profit of $30.8 million versus $35.9 million, a 14.1% decrease
•	Net loss of $0.6 million versus net income of $8.3 million
•	Diluted EPS loss of $0.02 versus profit of $0.28
•	Diluted EPS loss includes $0.17 in deal-related costs and non-cash purchase accounting charges
•	Non-GAAP Adjusted Net Income of $7.3 million versus $10.7 million, a 31.9% decrease
•	Non-GAAP Adjusted EPS of $0.24 versus $0.36, a 33.3% decrease

Management Commentary

“The second quarter of Fiscal 2017 was an important quarter for ACETO. I am very pleased that we continued to move ACETO toward Human Health as we closed on the significant product line acquisitions from Citron and Lucid Pharma. We are in the early phases of integrating the products into our Rising Pharmaceuticals business, with new leadership in place, and look forward to significant contributions from those products in the future,” said Sal Guccione, Chief Executive Officer of ACETO.

“As expected, operational factors which caused first quarter results to fall below last year continued in the second quarter. As a result, consolidated Fiscal 2017 second quarter results fell below those achieved in Fiscal 2016. Human Health revenue and gross profit declined due to ongoing increased competition at our Rising Pharmaceuticals business, partially offset by contributions from our recently completed product line acquisitions. Pharmaceutical Ingredients reported higher sales, but lower gross profits, primarily due to product mix, and Performance Chemicals grew gross profit on lower sales reflecting stronger finished agricultural protection products offset by lower specialty chemical intermediate products.”

“During the quarter, we made progress in resolving some of the API supply challenges that were causing back orders on two products at Rising, and we launched two generic products during the quarter for a total of five products for the first half of the year,” added Mr. Guccione. “We still expect to launch 7 to 10 Rising generic products during the second half of Fiscal 2017. In addition, during the second half of Fiscal 2017 we expect to launch approximately 15 approved products acquired from Citron, bringing the total number of generic products that we plan to launch in Fiscal 2017 to between 27 and 30. Our revised product launch schedule calls for most of the remaining launches to occur during the fourth quarter.

“With the acquisition now closed and having updated our outlook for the balance of the Fiscal year, we now expect ACETO’s Fiscal year 2017 sales growth to be in the mid-to-high teen percentage range and non-GAAP Adjusted EPS to be roughly even with Fiscal 2016. On a GAAP basis, which reflects deal-related costs and non-cash purchase accounting charges, EPS is expected to be below last year by roughly 45%. Although Fiscal 2017 is a challenging year, we expect to see sequential improvements in performance during our third and fourth Fiscal quarters, which should allow us to exit Fiscal 2017 well positioned for double-digit Adjusted EPS growth in Fiscal 2018,” concluded Mr. Guccione.

Second Quarter Financial Review

Net sales for the second quarter of Fiscal 2017 were $125.6 million, a decrease of 4.6% from $131.7 million reported in the second quarter of Fiscal 2016. Total Company gross profit was $30.8 million, a decrease of 14.1%, compared to $35.9 million in the second quarter of Fiscal 2016. Gross margin for the second quarter was 24.5% compared to 27.2% in the prior year period.

Human Health segment sales were $54.0 million, a decrease of 8.6%, compared to $59.0 million for the second quarter of Fiscal 2016. The revenue decrease was primarily due to increased competition and price erosion on certain products at Rising, partially offset by the acquisition of certain generic pharmaceutical products of Citron and Lucid, from which sales of $5.0 million were included in total segment sales. Nutritional product sales also decreased in the second quarter versus the prior year’s period, with the decline primarily occurring abroad. Gross profit for the Human Health segment was $16.9 million, a decrease of 22.2%, compared to $21.7 million for the second quarter of Fiscal 2016. Gross margin for the second quarter was 31.3%, compared to 36.8% in the prior year period. The decrease in gross profit and margin was primarily due to the sales decline at Rising, which was driven by increased competition on certain products, as well as unfavorable product mix resulting from price erosion on certain products and back orders on certain other products.

Pharmaceutical Ingredients segment sales were $36.8 million, an increase of 7.4%, compared to $34.3 million for the second quarter of Fiscal 2016. The segment’s sales increase was driven by higher volumes of intermediates sold abroad. Gross profit in the quarter was $5.7 million, a 7.4% decrease compared to $6.1 million for the second quarter of Fiscal 2016. Gross margin for the second quarter was 15.4%, compared to 17.8% in the prior year period. The decrease in gross profit and margin was primarily driven by reduced sales of a certain API which typically yields a higher gross margin.

Performance Chemicals segment sales were $34.8 million, a decrease of 9.3%, compared to $38.3 million for the second quarter of Fiscal 2016, due to lower domestic sales of specialty chemicals resulting from lower demand of agriculture, dye and pigment intermediates and underutilization of vendor managed inventory. Gross profit was $8.2 million, an increase of 2.6%, compared to $8.0 million for the second quarter of Fiscal 2016. Gross margin was 23.7% for the second quarter, compared to 20.9% in the prior year period. The increase in gross profit and margin was primarily due to a higher and more profitable mix of sales of agricultural protection products, as well as the favorable impact of lower costs of products sourced from China in the specialty chemicals business as a result of the devaluation of the Chinese Renminbi.

Total selling, general and administrative expenses were $28.1 million compared to $19.2 million in the same period last year, a 45.9% increase, with $7.2 million of the increase attributable to transaction costs associated with the purchase of certain generic products and related assets of Citron and Lucid and $0.6 million for amortization expenses associated with the purchased intangible assets. The increase was also due in part to a $1.1 million rise in merit, fringe benefits, and stock-based compensation expenses. Research and Development expenses in the second quarter totaled $1.3 million compared to $2.5 million in the prior year period. The majority of R&D expenses are milestone based and fluctuate quarterly.

Operating income in the second quarter of Fiscal 2017 was $1.4 million, versus $14.1 million in the prior year’s quarter. The net loss was $0.6 million, or $0.02 per diluted share, compared to net income of $8.3 million, or $0.28 per diluted share, for the comparable quarter of Fiscal 2016. Non-GAAP Adjusted Net Income was $7.3 million in the second quarter, compared to $10.7 million in the prior period, a 31.9% decrease. Non-GAAP Adjusted Earnings per Share were $0.24, compared to $0.36 in the year ago second quarter, a 33.3% decrease.

Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00 a.m. ET on Friday, February 3, 2017. To participate in the conference call, please dial (800) 447-0521 or (847) 413-3238 approximately 10 minutes prior to the call. Please reference conference ID # 44094766.

The call is also being webcast with an accompanying presentation, which can be accessed through the investor relations section of the Company’s website, www.aceto.com. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software and download the presentation.

A telephone replay of the conference call will be available from 11:30 a.m. ET on February 3, 2017 until 11:59 p.m. ET on February 7, 2017 and may be accessed by calling (888) 843-7419 and referencing conference ID # 44094766. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

Use of Non-GAAP Financial Information

In addition to U.S. GAAP results, this press release also includes certain non-GAAP financial measures as defined by the SEC. These measures, Adjusted Net Income and Adjusted EPS, are based upon net income excluding amortization of intangibles, debt extinguishment, amortization of debt discount and debt issuance costs and transaction costs and purchase accounting adjustments related to acquisitions. These items should not be reviewed in isolation or considered substitutes of the Company’s financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior periods’ results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate the performance of its business units.

Pursuant to the requirements of Regulation G, reconciliations of Adjusted Net Income and Adjusted EPS to U.S. GAAP net income and GAAP EPS are presented in the table Non-GAAP Reconciliation of this press release.

About ACETO

ACETO Corporation, incorporated in 1947 and with offices and operations in 10 countries, is engaged in the development, marketing, sale and distribution of Human Health products (finished dosage form generics and nutraceuticals), Pharmaceutical Ingredients (pharmaceutical intermediates and active pharmaceutical ingredients) and Performance Chemicals (specialty chemicals and agricultural protection products).

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this news release may not occur. Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of ACETO’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that ACETO may make including the recently announced acquisition of certain generic pharmaceutical products and related assets from Citron Pharma LLC and Lucid Pharma LLC, or a projection involving anticipated revenues, earnings or other aspects of ACETO’s operating results or financial position, and the outcome of any contingencies. Any such forward-looking statements are based on current expectations, estimates and projections of management. ACETO intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements.  The forward-looking statements contained in this press release include, but are not limited to, the Company’s sales and earnings guidance and statements regarding the expected impact of the recent acquisition and product launches.  ACETO cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond ACETO’s control, which may influence the accuracy of the statements and the projections upon which the statements are based.  Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, risks and uncertainties discussed in ACETO’s reports filed with the Securities and Exchange Commission, including, but not limited to, ACETO’s Annual Report on Form 10-K for the Fiscal year ended June 30, 2016 and other filings. Copies of these filings are available at www.sec.gov.

Any one or more of these uncertainties, risks and other influences could materially affect ACETO’s results of operations and whether forward-looking statements made by ACETO ultimately prove to be accurate. In addition, periodic high-margin product sales may have a positive material financial impact in a given quarter that may be non-recurring in future quarters, thereby rendering one quarter's performance not useful as a predictor of future quarters' results.  ACETO’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  ACETO undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Investor Relations Contact:

LHA
Jody Burfening

jburfening@lhai.com

(212) 838-3777

(Financial Tables Follow)

Aceto Corporation and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net sales	$125,552	$131,674	$253,570	$265,174
Cost of sales	94,747	95,806	191,926	194,725
Gross profit	30,805	35,868	61,644	70,449
Gross profit %	24.54%	27.24%	24.31%	26.57%

Selling, general and administrative expenses	28,071	19,246	49,095	36,879
Research and development expenses	1,341	2,531	2,391	3,961
Operating income	1,393	14,091	10,158	29,609

Other expense, net of interest expense	(2,327)	(998)	(4,312)	(1,533)

(Loss) income before income taxes	(934)	13,093	5,846	28,076
Income tax (benefit) provision	(370)	4,823	2,025	10,508
Net (loss) income	$(564)	$8,270	$3,821	$17,568

Net (loss) income per common share	$(0.02)	$0.28	$0.13	$0.60

Diluted net (loss) income per common share	$(0.02)	$0.28	$0.13	$0.60

Weighted average shares outstanding:
Basic	30,029	29,115	29,831	29,049
Diluted	30,029	29,599	30,163	29,495

Aceto Corporation and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per-share amounts)

	(unaudited)
	December 31, 2016	June 30, 2016
Assets
Current Assets:
Cash and cash equivalents	$68,008	$66,828
Investments	1,911	881
Trade receivables: less allowance for doubtful accounts: December 31, 2016 $414; and June 30, 2016 $513	224,408	167,612
Other receivables	12,557	12,650
Inventory	144,633	98,107
Prepaid expenses and other current assets	5,191	3,339
Deferred income tax asset, net	2,512	3,244

Total current assets	459,220	352,661

Property and equipment, net	9,919	10,044
Property held for sale	6,868	6,868
Goodwill	241,402	67,871
Intangible assets, net	300,567	79,071
Deferred income tax asset, net	17,160	18,053
Other assets	9,578	6,210

Total Assets	$1,044,714	$540,778

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	$14,466	$197
Accounts payable	89,933	46,034
Accrued expenses	103,227	52,675
Total current liabilities	207,626	98,906

Long-term debt, net	368,469	118,592
Long-term liabilities	59,100	6,344
Environmental remediation liability	5,012	3,352
Deferred income tax liability	8,212	9,142
Total liabilities	648,419	236,336

Commitments and contingencies

Shareholders' equity:
Preferred stock, 2,000 shares authorized; no shares issued and outstanding Common stock, $.01 par value:	-	-
(75,000 shares authorized; 30,119 and 29,595 shares issued and outstanding at December 31, 2016 and June 30, 2016, respectively)	301	296
Capital in excess of par value	210,958	115,667
Retained earnings	194,509	194,804
Accumulated other comprehensive loss	(9,473)	(6,325)
Total shareholders' equity	396,295	304,442

Total liabilities and shareholders' equity	$1,044,714	$540,778

Aceto Corporation

Diluted Net Income Per Common Share Excluding Charges (Non-GAAP Reconciliation)

(in thousands, except per share amounts)

	(unaudited) Three Months Ended December 31, 2016	(unaudited) Diluted Net Income Per Common Share Three Months Ended December 31, 2016	(unaudited) Three Months Ended December 31, 2015	(unaudited) Diluted Net Income Per Common Share Three Months Ended December 31, 2015	(unaudited) Six Months Ended December 31, 2016	(unaudited) Diluted Net Income Per Common Share Six Months Ended December 31, 2016	(unaudited) Six Months Ended December 31, 2015	(unaudited) Diluted Net Income Per Common Share Six Months Ended December 31, 2015

Net (loss) income, as reported	$(564)	$(0.02)	$8,270	$0.28	$3,821	$0.13	$17,568	$0.60

Adjustments:

Amortization of intangible assets	3,375	0.11	2,726	0.09	6,166	0.20	5,442	0.18
Transaction costs related to acquisitions	7,200	0.24	-	-	9,009	0.30	-	-
Separation and relocation costs	283	0.01	-	-	283	0.01	-	-
Step-up of inventory	166	0.01	-	-	166	0.01	-	-
Amortization of debt discount (non-cash interest expense)	1,243	0.04	587	0.02	2,466	0.08	587	0.02
Amortization of debt issuance costs	209	0.01	104	0.00	418	0.01	104	0.00
Termination of interest rate swap	-	-	420	0.01	-	-	420	0.01
Environmental remediation charge	-	-	-	-	170	0.01	-	-

Adjusted income excluding charges	11,912	0.40	12,107	0.40	22,499	0.75	24,121	0.81
Adjustments to provision for income taxes	4,648	0.16	1,439	0.04	6,958	0.23	2,457	0.08

Adjusted net income (Non-GAAP)	$7,264	$0.24	$10,668	$0.36	$15,541	$0.52	$21,664	$0.73

Diluted weighted average shares outstanding	30,029	30,029	29,599	29,599	30,163	30,163	29,495	29,495

NOTE: Items identified in the above table are not in accordance with, or an alternative method for, generally accepted accounting principles (GAAP) in the United States. These items should not be reviewed in isolation or considered substitutes of the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior period’s results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate performance of its business units. The Company does not provide reconciliations of GAAP and non-GAAP projections as such projections are intended for directional purposes only.